Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Roth CH Acquisition III Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Being Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Shares of Class A common stock, $0.0001 par value (“Class A Common Stock”)	Rule 457(c)	11,614,000(2)	$9.98(3)	$115,907,720	0.0000927	$10,744.65(4)
Fees Previously Paid	Equity	Shares of Class A Common Stock	Rule 457(c)	12,160,000		$120,019,200	0.0001091	$13,094.10(4)
		Total Offering Amounts				$115,907,720		$10,744.65
		Total Fees Previously Paid						$13,094.10
		Net Fee Due						$0

(1)

All securities being registered will be issued by Roth CH Acquisition III Co., a Delaware corporation (“ROCR”), in connection with ROCR’s previously announced proposed initial business combination (the “Business Combination”) with BCP QualTek HoldCo, LLC (“QualTek”), pursuant to which (i) Roth CH III Blocker Merger Sub, LLC (“Blocker Merger Sub”) will be merged with and into BCP QualTek Investors, LLC (“Blocker”), with the Blocker surviving as a wholly owned subsidiary of ROCR, (ii) immediately thereafter, Blocker will be merged with and into ROCR, with ROCR as the surviving company, and (iii) immediately thereafter, Roth CH III Merger Sub, LLC (“Company Merger Sub”) will be merged with and into QualTek, with QualTek as the surviving company.

(2)

Represents the resale of 6,937,500 shares of Class A Common Stock issuable upon the exchange of Common Units and shares of Class B Common Stock underlying convertible notes of QualTek (the “Pre- PIPE Notes”) issued to certain accredited investors (the “Pre-PIPE Investors”) in a private placement (the “Pre-PIPE Investment”) and 4,676,500 shares of Class A Common Stock to be issued to certain accredited investors (the “PIPE Investors”) in a private placement (the “PIPE Investment”) upon the closing of the Business Combination. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.98, which is the average of the high and low prices of shares of ROCR Common Stock on January 31, 2022 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)) on The Nasdaq Capital Market.

(4)

$13,094.10 was previously paid with the initial filing of the Registration Statement on Form S-1 (Registration No. 333-259069) filed on August 26, 2021. Accordingly, no registration fee is being paid with this Amendment No. 2 to the Form S-1.